Exhibit 99.1

News Release

For Immediate Release

March 5, 2014

Carlyle to Offer Senior Notes

Washington, DC – Global alternative asset manager The Carlyle Group L.P. (NASDAQ: CG) today announced its intention to offer, subject to market and other conditions, additional 5.625% Senior Notes due 2043 of Carlyle Holdings II Finance L.L.C., its indirect subsidiary. The notes will be fully and unconditionally guaranteed by The Carlyle Group L.P. and its indirect subsidiaries Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P. The additional notes are expected to be issued under the existing indenture governing the existing 5.625% Senior Notes due 2043 that were issued on March 28, 2013, and once issued, the additional notes and the existing notes will be treated as a single class of senior notes. Carlyle intends to use the net proceeds from the sale of the notes for general corporate purposes, including investments in its funds as well as investment capital for acquisitions of new fund platforms and strategies or other growth initiatives to drive innovation across the broader Carlyle platform.

The additional notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933.

The additional notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the additional notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

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Media Contact:

Liz Gill

+1-202-729-5385

elizabeth.gill@carlyle.com

Exhibit 99.1

Investor Contact:

Daniel Harris

+1-212-813-4527

daniel.harris@carlyle.com